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                                                                     EXHIBIT 5.1

April 5, 2002


Trinity Industries, Inc.
2525 Stemmons Freeway
Dallas, Texas 75207-2401

Re: Registration Statement on Form S-8 of 167,800 shares of Common Stock, par value $1.00 per share, of Trinity Industries, Inc.

Gentlemen:

We have acted as counsel to Trinity Industries, Inc., a Delaware corporation (the "COMPANY"), in connection with the preparation of the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 167,800 shares of Common Stock, par value $1.00 per share (the "COMMON STOCK"), of the Company that have been or may be issued pursuant to, and in accordance with, (i) certain Non-Qualified Stock Option Agreements, between the Company and certain employees of TCMC Acquisition Corp., a wholly-owned subsidiary of the Company (the "STOCK OPTION AGREEMENTS"), and (ii) certain Restricted Stock Grant Agreements, between the Company and certain employees of TCMC Acquisition Corp., a wholly-owned subsidiary of the Company (the "RESTRICTED STOCK GRANT AGREEMENTS").

In connection therewith, we have examined (i) the Company's Certificate of Incorporation, as amended (the "CERTIFICATE OF INCORPORATION"), and the Bylaws (the "BYLAWS") of the Company, as amended, (ii) minutes and records of the corporate proceedings of the Company with respect to the adoption of the Stock Option Agreements and the Restricted Stock Grant Agreements, and (iii) such other documents as we have deemed necessary for the expression of the opinion contained herein.

In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation, Bylaws, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.


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Trinity Industries, Inc.
April 5, 2002
Page Two






relevant, we are of the opinion that the 167,800 shares of Common Stock covered by the Registration Statement, which have been or may be issued from time to time in accordance with the terms of the Stock Option Agreements and the Restricted Stock Grant Agreements have been duly authorized for issuance by the Company, and, when so issued in accordance with the terms and conditions of the Stock Option Agreements and the Restricted Stock Grant Agreements or other applicable agreements, have been or will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the federal laws of the United States of America, and, to the extent relevant to the opinion expressed herein, the General Corporation Law of the State of Delaware (the "DGCL") and applicable provisions of the Delaware Constitution, in each case as currently in effect, and judicial decisions reported as of the date hereof and interpreting the DGCL and such provisions of the Delaware Constitution.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption, "Legal Matters" in the Prospectus, which is filed with the Registration Statement.

Very truly yours

/s/ HAYNES AND BOONE, LLP

Haynes and Boone, LLP